NOCOPI TECHNOLOGIES, INC.

                      COMPUTATION OF LOSS PER COMMON SHARE

                                                                     EXHIBIT 11

                                              Three Months ended September 30       Nine Months ended September 30
                                                   1996               1995               1996              1995
                                              ------------       ------------       ------------      ------------

Primary
 Net loss applicable to common shares            ($163,400)          ($22,200)         ($208,800)        ($251,800)
                                                ==========         ==========         ==========        ==========

 Weighted average common shares
  outstanding                                   14,080,654         14,015,918         14,063,257        13,995,134

 Dilutive shares - based on the
  treasury stock method using the
  average market price (1)                          20,094             51,867             57,615            72,537
                                                ----------         ----------         ----------        ----------
                                                14,100,748         14,067,785         14,120,872        14,067,671
                                                ==========         ==========         ==========        ==========


Per share amount applicable to
 net loss                                        ($    .01)          ($   .00)         ($    .01)       ($     .02)


                                              Three Months ended September 30       Nine Months ended September 30
                                                   1996               1995               1996              1995
                                              ------------       ------------       ------------      ------------
Fully diluted
 Net loss                                        ($163,400)          ($22,200)         ($208,800)        ($251,800)
 Add interest on Series B notes                     16,700             17,700             49,900            57,800
 Deduct ownership interest of
  others in consolidated entity                   (102,000)           (56,400)          (301,200)         (286,200)
                                                ----------         ----------         ----------        ----------
 Net loss applicable to common shares            ($248,700)          ($60,900)         ($460,100)        ($480,200)
                                                ==========         ==========         ==========        ==========


 Weighted average common shares
  outstanding                                   14,080,654         14,015,918         14,063,257        13,984,743
 Dilutive shares - based on the
  treasury stock method using the
  greater of the period-end market
  price or the average market price (2)          1,312,800          1,393,269          1,350,321         1,380,753
                                                ----------         ----------         ----------        ----------
                                                15,393,454         15,409,187         15,413,578        15,365,496
                                                ==========         ==========         ==========        ==========

Per share amount applicable to
 net loss                                        ($    .02)          ($   .00)         ($    .03)        ($    .03)

 (1) represents shares resulting from stock options and warrants.
 (2) represents shares resulting from stock options, warrants and the assumed conversion of the convertible notes and Euro-Nocopi S.A. stock.